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                                                                   EXHIBIT 10.13

                                 AMENDMENT NO. 2
                                       TO
                          AT&T WIRELESS SERVICES, INC.
                          2001 LONG TERM INCENTIVE PLAN

Section 14(i) of the AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan (the "Plan") is hereby amended and restated in its entirety to read as follows:

            The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash or Share payments in amounts equivalent to cash dividends on Shares ("dividend equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any amounts from such deferral program payable in Shares relating to Awards granted under the Plan or under the Company's Adjustment Plan shall be paid from Shares available for issuance under the Plan.